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                     September 28, 2022

       Gordon Lo
       Chief Executive Officer
       Malacca Straits Acquisition Co Ltd
       Unit 601-2
       St. George   s Building
       2 Ice House Street
       Central, Hong Kong

                                                        Re: Malacca Straits
Acquisition Co Ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 1,
2022
                                                            File No. 001-39383

       Dear Mr. Lo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Lijia Sanchez, Esq.